EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ASP Isotopes Inc. on Form S-1 (Nos. 333-275686 and 333-271137), Form S-3 (Nos. 333-279267, 333-279857, 333-282936 and 333-286860) and Form S-8 (Nos. 333-268421, 333-280157 and 333-280158) of our report dated May 27, 2025, relating to the consolidated financial statements of Renergen Limited (the “Company”), which appear in this Form 8-K. Our report contains a material uncertainty explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO South Africa Inc.

BDO SOUTH AFRICA INCORPORATED
Johannesburg, South Africa
Wanderers Office Park 52 Corlett Drive Illovo, 2196
May 27, 2025